EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-152674, 333-152673, 333-92611 and 333-91208 of State Bancorp, Inc., on Form S-8 and Registration Statement Nos. 333-141722, 333-40424, 333-155356 and 333-156528 of State Bancorp, Inc., on Form S-3 and Registration Statement No. 333-157108 on Form S-3D of our report dated March 12, 2010, relating to the consolidated financial statements of State Bancorp, Inc. and to the effectiveness of internal control over financial reporting of State Bancorp, Inc. appearing in this Annual Report on Form 10-K of State Bancorp, Inc. for the year ended December 31, 2009.

Crowe Horwath LLP

Livingston, New Jersey

March 12, 2010